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                                                                 Exhibit 12
                           HECLA MINING COMPANY

                  FIXED CHARGE COVERAGE RATIO CALCULATION

     For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended December 31, 1996 and 1997
                       (In thousands, except ratios)

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

                                                                                                   4th Qtr     4th Qtr
                                     1993         1994         1995         1996         1997        1996        1997
                                  ---------    ---------    ---------    ---------    ---------   ---------   ---------
Net income (loss) before income
taxes  and  extraordinary item    $ (18,720)   $ (24,248)   $(101,410)   $ (31,667)   $   1,414   $     888   $  (4,479)

Add:  Fixed Charges                   9,385       10,857       10,551       11,651       11,126       2,985       2,655
Less:  Capitalized Interest          (3,533)      (1,751)      (1,516)      (2,360)        (806)       (646)       (197)
                                  ---------    ---------    ---------    ---------    ---------   ---------   ---------

Net income (loss) before
income taxes and
 extraordinary item               $ (12,868)   $ (15,142)   $ (92,375)   $ (22,376)   $  11,734   $   3,227   $  (2,021)
                                  =========    =========    =========    =========    =========   =========   =========

Fixed charges:
Preferred  stock dividends        $   4,070    $   8,050    $   8,050    $   8,050    $   8,050   $   2,012   $   2,012
Interest  portion  of  rentals          - -          166          541          543          614         139         111
Interest expense                      5,224        2,606        1,960        3,058        2,462         834         532
Amortization of LYONs                    91           35          - -          - -          - -         - -         - -
                                  ---------    ---------    ---------    ---------    ---------   ---------   ---------

Total  fixed charges              $   9,385    $  10,857    $  10,551    $  11,651    $  11,126   $   2,985   $   2,655
                                  =========    =========    =========    =========    =========   =========   =========

Fixed Charge Ratio                      (a)          (a)          (a)          (a)         1.05        1.08         (a)

Inadequate coverage               $  22,253    $  25,999    $ 102,926    $  34,027    $     - -   $     - -   $   4,676
                                  =========    =========    =========    =========    =========   =========   =========

Write-downs and other noncash charges:
DD&A(b) (mining activity)         $  13,526    $  14,233    $  23,462    $  20,451    $  21,009   $   5,265   $   5,872
DD&A(b) (corporate)                     669          524          367          338          311          82          78
Provision for (benefit from)
 closed operations                    2,327       11,353        4,615       22,806         (724)        115        (963)
Reduction in carrying value of
 mining properties                    2,561        7,864       97,387       12,902          715         - -         715
                                  ---------    ---------    ---------    ---------    ---------   ---------   ---------

                                  $  19,083    $  33,974    $ 125,831    $  56,497    $  21,311   $   5,462   $   5,702
                                  =========    =========    =========    =========    =========   =========   =========

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(a)  Earnings for period inadequate to cover fixed charges.

(b)  "DD&A" is an abbreviation for "depreciation, depletion and amoritization."